UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2014

Sagent Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-35144

Delaware	98-0536317
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1901 N. Roselle Road, Suite 700, Schaumburg, Illinois 60195

(Address of principal executive offices, including zip code)

(847) 908-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On January 2, 2014, Sagent (China) Pharmaceuticals Co., Ltd. (“SCP”), a wholly-owned subsidiary of Sagent Pharmaceuticals, Inc. (“Sagent” or the “Company”), prepaid in full the then-outstanding balance of its loan obligations (the “ABC Loans”) pursuant to the Loan Contract dated August 24, 2010 and the Loan Contract dated June 9, 2011, respectively, (the “Loan Contracts”) with the Agricultural Bank of China Ltd. (“ABC”), totaling RMB 63.0 million ($10.3 million) in aggregate. Upon the prepayment of the ABC Loans, the Loan Contracts were terminated.

SCP originally entered into the ABC Loans for RMB 83.0 million ($13.4 million) and RMB 37.0 million ($6.0 million) in August 2010 and June 2011, respectively. Upon acquisition by Sagent of the remaining 50% equity interest in SCP from its former joint venture partner in June 2013, RMB 118.0 million ($19.1 million) of the ABC Loans remained outstanding, and was subject to a repayment schedule, with all amounts due and payable by August 2015. Borrowings under the ABC Loans were used for the construction of the SCP facility and funding of the ongoing operations of SCP up to the date of the acquisition. Amounts outstanding under the ABC Loans bore an interest rate equal to the benchmark lending interest rate published by the People’s Bank of China. During the term of the loan, the rate was subject to adjustment every three months. The ABC Loans were secured by the property, plant and equipment of SCP. The ABC Loans contained various covenants, including covenants that restricted SCP’s ability to incur additional indebtedness, provide guarantees, pledge or incur liens on assets, enter into merger, consolidation or acquisition transactions, or transfer assets. In addition, the ABC Loans contained financial covenants that required SCP to achieve specified minimum revenue levels and to maintain a specified liability to assets ratio.

No early termination fees were incurred as part of the prepayment of the ABC Loans. There are no material relationships between Sagent or its affiliates and ABC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGENT PHARMACEUTICALS, INC.

Date: January 7, 2014		/s/ MICHAEL LOGERFO
	Name:	Michael Logerfo
	Title:	Executive Vice President, Chief Legal Officer and Secretary